UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 27, 2017

Columbia Property Trust, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-36113

MD	20-0068852
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1170 Peachtree Street NE, Suite 600
Atlanta, GA 30309
(Address of principal executive offices, including zip code)

(404) 465-2200
(Registrant's telephone number, including area code)

One Glenlake Parkway, Suite 1200
Atlanta, GA 30328
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Introductory Note
On October 11, 2017, Columbia Property Trust, Inc. (the "Company") acquired the following real estate assets in two separate transactions:

•
a portfolio of two assets in New York (the "New York Properties"), which includes 245-249 West 17th Street, two interconnected 12- and 6-story towers, totaling 281,000 square feet of office and retail space; and 218 West 18th Street, a 12-story, 166,000-square-foot office building in New York; and

•	a 55% interest in 1800 M Street, a 10-story, 581,000-square-foot office building in Washington, D.C.
The New York Properties were acquired for a gross purchase price of $514.1 million, and the 55% interest in 1800 M Street was acquired for a gross purchase price of $231.6 million. These acquisitions were funded with cash on hand and borrowings on the Company's line of credit. Such line of credit borrowings have been paid down with the short-term term loan described in Item 2.03 below.
Item 1.01    Entry into a Material Definitive Agreement.
The information required by Item 1.01 is included in Item 2.03 below and is incorporated by reference herein.
Item 2.03    Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.
On November 27, 2017, Columbia Property Trust Operating Partnership, L.P. (the “Operating Partnership”), a wholly-owned subsidiary of the Company, executed a borrowing agreement by and among the Operating Partnership, JPMorgan Chase Bank, N.A., as joint lead arranger and sole bookrunner; PNC Capital Markets LLC, Regions Capital Markets, SunTrust Robinson Humphrey, Inc., U.S. Bank National Association, and Wells Fargo Securities LLC, as joint lead arrangers; JPMorgan Chase Bank, N.A., as administrative agent; PNC Bank, National Association, Regions Bank, SunTrust Bank, U.S. Bank National Association and Wells Fargo Bank, National Association as documentation agents; and each of the financial institutions a signatory thereto, as lenders (the “Term Loan Agreement”). The Term Loan Agreement provides for a $300 million unsecured loan which has a one-year term maturing November 27, 2018, with one six-month extension option (for a possible extension to May 24, 2019) subject to the Operating Partnership paying certain fees and the satisfaction of certain other conditions (the “Term Loan”). As of November 27, 2017, the Operating Partnership has $300 million of outstanding borrowings under the Term Loan.
Subject to customary conditions, including the absence of any default or event of default (each as defined in the Term Loan Agreement) and pro forma financial covenant compliance, the Operating Partnership has the ability to increase the amount of the Term Loan (each such increase, a “Term Loan Increase”) up to two times during the term of the Term Loan Agreement by up to an aggregate amount equal to $100 million. Each Term Loan Increase must be in an increment of not less than $25 million, and no lender shall have any obligation to participate in any Term Loan Increase.
At the Operating Partnership’s option, borrowings under the Term Loan bear interest at either (i) the alternate base rate (as defined in the Term Loan Agreement) plus an applicable margin based on five stated pricing levels ranging from 0.00% to 0.75% or (ii) the London Interbank Offered Rate plus an applicable margin based on five stated pricing levels ranging from 0.90% to 1.75%, in each case based on the Operating Partnership’s credit rating. Borrowings under the Term Loan currently bear interest at the London Interbank Offered Rate plus 1.10% based on current credit ratings.
The Term Loan may be prepaid by the Operating Partnership at any time without premium or penalty. In addition, cash proceeds from certain corporate financing activities must be used to repay the Term Loan; and a portion of the cash proceeds from asset sales and partial asset sales, including any payments from Allianz Real Estate to purchase additional joint venture interests, must also be used to repay the Term Loan.
The Term Loan Agreement contains representations and warranties, financial and other affirmative and negative covenants, events of defaults and remedies typical for this type of facility. The financial covenants in the Term Loan Agreement:

(a)	limit the ratio of secured debt to total asset value, as defined therein, to 40% or less;

(b)	require the fixed charge coverage ratio, as defined therein, to be at least 1.50:1.00;

(c)	limit the ratio of debt to total asset value, as defined therein, to 60% or less;

(d)	require the ratio of unencumbered adjusted net operating income, as defined therein, to unsecured interest expense, as defined therein, to be at least 1.75:1.00;

(e)	require the ratio of unencumbered asset value, as defined therein, to total unsecured debt, as defined therein, to be at least 1.66:1.00; and

(f)	require maintenance of certain minimum tangible net worth balances.

The Term Loan Agreement also contains customary negative covenants applicable to the Company, the Operating Partnership and certain subsidiaries, including, among other things, restrictions on indebtedness, liens, restricted payments, sales of assets and transactions with affiliates, and customary events of default, including but not limited to, the nonpayment of principal or interest, material inaccuracy of representations and warranties, violations of covenants, cross-default to material indebtedness, bankruptcy and insolvency and material adverse judgments.
This description of the Term Loan Agreement is qualified in its entirety by reference to the complete terms and conditions of the agreement which will be attached as an exhibit to our Annual Report on Form 10-K for the period ended December 31, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Columbia Property Trust, Inc.

Dated: November 28, 2017	By:	/s/ Wendy W. Gill
Wendy W. Gill
Principal Accounting Officer